EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

OF 3.5 PERCENT SENIOR CONVERTIBLE NOTES

DENVER, April 4, 2007 – St. Mary Land & Exploration Company (NYSE: SM) announces today that it has completed the previously announced private placement of 3.5 percent senior convertible notes due 2027. The total principal amount of notes issued was $287.5 million, which includes the exercise by the initial purchasers of an option to purchase an additional $37.5 million of the notes.

The notes are contingently convertible under certain circumstances, into shares of St. Mary common stock at a conversion price of $54.42 per share. Upon conversion of the notes, holders will receive cash or shares of St. Mary common stock or any combination thereof, solely at the election of the Company. The notes bear interest at a fixed rate of 3.5 percent, payable semi-annually, and beginning on April 1, 2012 the Company may be required to pay contingent interest on the notes under certain circumstances. The notes are unsecured senior obligations and rank equal in right of payment with all of St. Mary’s existing and any future unsecured senior debt. The notes are also senior in right of payment to any future subordinated debt.

St. Mary may redeem the notes at its option in whole or in part beginning on April 6, 2012 at a cash redemption price equal to 100% of the principal amount plus accrued and unpaid interest. Holders may require the Company to repurchase all or a portion of the notes on each of April 1, 2012, April 1, 2017 and April 1, 2022, at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest. On April 1, 2012, the Company may pay the repurchase price in cash, in shares of St. Mary common stock, or in any combination of cash and common stock. On April 1, 2017 and April 1, 2022, the holders may elect redemption of the notes and St. Mary will be required to pay the repurchase price in cash. In addition, holders may require St. Mary to repurchase for cash all or a portion of the notes upon the occurrence of certain events.

St. Mary intends to use the net proceeds from the private placement of the notes to repay outstanding borrowings under its revolving credit facility.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and does not constitute an offer to sell nor a solicitation of an offer to buy any of the securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release contains forward looking statements within the meaning of securities laws. The words “intends” and “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and levels of oil and natural gas prices, and other matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-08

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